Exhibit 99.2

Hancock Jaffe Laboratories Announces Closings of $6.2 Million Offerings Including Full Exercise of Over-Allotment Option

IRVINE, California, July 21, 2020 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI), a developer of medical devices that restore cardiac and vascular health, today announced the closings of an underwritten public offering, the full exercise of the underwriter’s over-allotment option, and a private placement, for total gross proceeds of approximately $6.2 million, prior to deducting underwriting discounts, placement agent fees, and offering expenses.

Robert Berman, Hancock Jaffe’s Chief Executive Officer stated, “These financings are an important step in strengthening our balance sheet and regaining compliance with the Nasdaq minimum equity requirement for which the Company was granted an extension through the end of July. We believe that the advancements that we have made, and our clinical successes are beginning to resonate very well with investors as they recognize the significant potential of our co-lead products.”

The underwritten public offering consisted of 12,500,000 units, at an offering price of $0.32 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.32 per share. The securities comprising the units are immediately separable and were issued separately. The underwriter’s over-allotment option consisted of an additional 1,875,000 shares of common stock and warrants to purchase 1,875,000 shares of common stock.

The concurrent private placement consisted of 4,205,406 shares of Series C Convertible Preferred Stock (the “Preferred Stock”) priced at a per share price of $0.37 and which are convertible into 6,078,125 shares of common stock, and unregistered warrants to purchase 6,078,125 shares of common stock with an exercise price of $0.32 per share. The Preferred Stock carries voting and dividend rights.

Neither the Preferred Stock nor any of the warrants issued in the private placement or public offering have any anti-dilution protection or variable pricing features. The warrants issued in the public offering and the Preferred Stock and unregistered warrants issued in the private placement will not be exercisable or convertible, as applicable, into shares of common stock until the company obtains shareholder approval of (i) an amendment to the Company’s amended and restated certificate of incorporation to increase the number of authorized shares of the Company, or (ii) a reverse stock split. Additionally the Preferred Stock and the unregistered warrants in the private placement will not be convertible or exercisable, as applicable, into shares of common stock until certain other events occur.

Ladenburg Thalmann & Co. Inc. acted as the sole book-running manager and placement agent in connection with the public offering and the private placement.

About Hancock Jaffe Laboratories, Inc.

HJLI specializes in developing and manufacturing bioprosthetic (tissue based) medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has two lead product candidates: the VenoValve®, a porcine based valve which is intended to be surgically implanted in the deep venous system of the leg to treat reflux associated with Chronic Venous Insufficiency; and the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery. For more information, please visit HancockJaffe.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of Hancock Jaffe Laboratories, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the Company’s ability to negotiate and execute a definitive merger agreement with Catheter Precision, the timing and terms for closing of the merger, the expected financial performance of the Company following the completion of the merger, the expected synergies between the Company and Catheter Precision following closing of the merger, the Company’s ability to realize all or any of the anticipated benefits associated with the merger, and the Company’s ability to implement its business strategy and anticipated business and operations following the merger) may differ significantly from those set forth or implied in the forward-looking statements.

HJLI Press Contacts:

Amy Carmer
Tel: 949-261-2900
Email: ACarmer@Hancock Jaffe.com